Exhibit (h)(5)

                               AMENDMENT NO. 2 TO
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                    between
                              ARTISAN FUNDS, INC.
                                      and
                      STATE STREET BANK AND TRUST COMPANY

     This Amendment (the "Amendment") to the Transfer Agency and Service Agreement between Artisan Funds, Inc., a Wisconsin corporation (the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank"), is made as of April 27, 2000, and amends the Transfer Agency and Service Agreement between the parties dated as of March 7, 1995, as amended by an Amendment to the Transfer Agency and Service Agreement dated January 9, 1997 (the "Agreement").

     1. Background. The Fund now issues shares in four series - Artisan Small Cap Fund, Artisan International Fund, Artisan Mid Cap Fund and Artisan Small Cap Value Fund. Artisan International Fund consists of two classes -Investor Shares and Institutional Shares. Effective on or about July 1, 2000, the Fund expects to begin issuing shares of its series designated Artisan Mid Cap Fund in two classes -Investor Shares and Institutional Shares. The Bank serves as transfer agent for all four series of shares.

     2. Treatment of Classes of Shares of Artisan Mid Cap Fund. Effective with the first date on which Institutional Shares are issued, the Bank shall calculate its fees and expenses pursuant to Section 2 of the Agreement as if the Investor Shares class of shares and the Institutional Shares class of shares were separate Portfolios of the Fund.

     3. Fee Schedule. The fees payable to the Bank under the Agreement shall be at the rates shown on the fee schedule attached to this Amendment effective as of July 1, 2000. Except as modified by the fee schedule attached to this Amendment, the initial fee schedule attached to the Agreement shall remain in effect. The fee schedule may be changed from time to time subject to the mutual written agreement between the Fund and the Bank.

ARTISAN FUNDS, INC.                     STATE STREET BANK AND TRUST COMPANY


By                                      By
    --------------------------------        -------------------------------
 Lawrence A. Totsky, Chief Financial    Name:
 Officer, Treasurer and Secretary            ------------------------------
                                        Title:
                                              -----------------------------

                                       1

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